Exhibit 23.7

CONSENT OF MWH AMERICAS INC.

The undersigned, MWH Americas, Inc., hereby states as follows:

Our firm assisted with the “Preliminary Assessment, Awak Mas Gold Project, Sulawesi, Indonesia” (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 13, 2009 (the “Form 10-K”).

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to our firm included with such information, as set forth above in the Form 10-K.

By:	/s/ Rex A. Bell
Name: Rex A. Bell
Title: Senior Vice President

Date: April 16, 2009

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